SILVER ARROWS MARINE IN CONJUNCTION WITH MERCEDES-BENZ
STYLE WILL BUILD A NEW PRODUCTION YACHT USING SPD-SMARTGLASS

Research Frontiers Licensee Vision Systems has been selected as the supplier for this Marine project

Woodbury, NY – November 16, 2015. Next Spring, Silver Arrows Marine in conjunction with Mercedes-Benz Style, a design arm of Mercedes-Benz, will unveil a new yacht called the ARROW460 - Granturismo featuring an SPD-SmartGlass electronically dimmable roof. The roof, which is supplied by licensee Vision Systems, will be able to be electrically risen, creating a “glass pergola” effect on the yacht. First customer deliveries of this production yacht are planned to start in early 2016.

The idea behind Mercedes-Benz Style is to combine the luxury, design features and quality of their vehicles into other product areas such as eyewear, furniture, helicopters, leather and luggage and motor yachts. The use of SPD-Smart technology in the ARROW460 – Granturismo is a result of the successful sales of the MAGIC SKY CONTROL option using SPD-SmartGlass. MAGIC SKY CONTROL is now offered on five Mercedes-Benz vehicles including the SLK, SL, S-Class Coupe, Maybach S600 and most recently S-Class sedan. SPD-SmartGlass offers superior light and heat protection at the touch of a button, enhancing comfort for passengers of any yacht, automobile, airplane, home or office.

A rendering of the Silver Arrows ARROW 460 – Granturismo “glass pergola” using SPD-SmartGlass

To learn more about this project, please see Vision Systems’ press release. Vision Systems will also be presenting its products at the 2015 Marine Equipment Trade Show or METS from November 17-19 in Amsterdam. METS is the world’s largest marine equipment trade show with over 1,360 exhibitors from 40 countries.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary
President & CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Marine offers solar protection, cabin management and entertainment systems. Vision Systems combines complimentary skills in electronics, mechanics and composites to provide ever more innovative solutions for cost reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems:	Vision Systems North America:	Vision Systems Asia:
Frédéric Jacquemin, Sales Director	Cyrille Laitier, COO & EVP	Thomas Lim
Vision Systems	Vision Systems North America:	Regional Sales Director
+33 4 72 31 98 10	+1 321 265 5110	+65 8876 1015
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com	thomas.lim@visionsystems-asia.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc.